EMPLOYMENT AGREEMENT

      AGREEMENT, made and entered into as of the 12th day of March, 1999 by and between Thermo Electron Corporation, a Delaware corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and Mr. Richard F. Syron (the "Executive").

                            W I T N E S S E T H :

      WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment (the "Agreement") and the Executive desires to enter into the Agreement and to accept such employment, subject to the terms and provisions of the Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

      .     Definitions.

            () "Affiliate" of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

            ()    "Base Salary" shall mean the salary provided for in Section
4 below or any increased salary granted to the Executive pursuant to Section
4.

            ()    "Board" shall mean the Board of Directors of the Company.

            ()    "Cause" shall mean:

                        ()    the Executive commits a felony or any crime
involving moral turpitude; or

                        ()    in carrying out his duties, the Executive
engages in conduct that constitutes willful gross neglect or willful gross misconduct resulting in material economic harm to the Company.

            () A "Change in Control" shall mean an event or occurrence set forth in Section 1.1 of the Executive Retention Agreement attached hereto as Exhibit A.

            () "Constructive Termination Without Cause" shall mean termination by the Executive of his employment after written notice to the Company within 30 days following the occurrence of any of the following events without his consent:

                        ()    a reduction in the Executive's then current
Base Salary or reference bonus opportunity;

                        ()    the failure to elect or reelect the Executive
to any of the positions described in Section 3(a) or the removal of him from any such position;

                        ()    a material diminution in the Executive's duties
or responsibilities;

                        ()    a change in the reporting structure so that the
Executive reports to someone other than the Board; or

                        ()    the failure of the Company to obtain the
assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction.

Following written notice from the Executive, as described above, the Company shall have 15 days in which to cure. If the Company fails to cure, the Executive's termination shall become effective on the 16th day following the written notice.

            () "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement as determined by a medical doctor selected by the Company and the Executive. If the Parties cannot agree on a medical doctor, each Party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

            ()    "Effective Date" shall mean June 1, 1999.

            ()    "Stock" shall mean the Common Stock of the Company.

            ()    "Transfer Restrictions" shall mean the transfer
restrictions on the Stock covered by the Initial Stock Option described in
Section 6(b) below.

      . Term of Employment. The Term of Employment shall begin on the Effective Date, and shall extend until the third anniversary of the Effective Date; provided, however, that the Term of Employment shall automatically extend for additional one year periods after the third anniversary of the Effective Date unless either Party shall give the other Party at least 12 months prior written notice that he/it is electing not to so extend the Term of Employment. Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either Party in accordance with the provisions of Section 10.
      .     Position, Duties and Responsibilities.

            () Commencing on the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the President and Chief Executive Officer and be responsible for the general management of the affairs of the Company. The Executive, in carrying out his duties under this Agreement, shall report to the Board.

            () The Board will nominate the Executive for election as a Director at the Annual Meeting of Stockholders to be held on May 27, 1999, to serve a three-year term expiring on the date of the Annual Meeting of Stockholders to be held in the year 2002. In the event of a termination of employment of the Executive for any reason (other than death), the Executive shall immediately resign as a Director of the Company and each of its subsidiaries.

            () Nothing herein shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations subject to the approval of the Board in each case (which approval has been given as to the boards listed in Exhibit B attached), (ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing his personal investments and affairs, provided that such activities set forth in this Section 3(c) do not materially interfere with the proper performance of his duties and responsibilities under Section 3(a).

      . Base Salary. The Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of $800,000. The Base Salary shall be reviewed annually for increase in the discretion of the Board.

     . Annual Incentive Award. During the Term of Employment, the Executive shall participate in the annual incentive program of the Company. Under such program, the Executive shall have a reference bonus each calendar year equal to $500,000, prorated for partial years. The actual bonus paid will be a multiple of the reference bonus (from zero to two times the reference bonus). The actual multiple will reflect a variety of subjective and objective factors, as determined by the Board. The Executive shall be paid his annual incentive award no later than other senior executives are paid their annual incentive awards. For the years 1999, 2000 and 2001, the Executive shall have a minimum guaranteed bonus of $145,833.32 for calendar 1999, $250,000 for calendar 2000, and $104,166.68 for the first five months of 2001 (the "Minimum Guaranteed Bonus" amounts).

      . Restricted Stock and Stock Option Awards.

            () Restricted Stock Awards. On the Effective Date, and on the first and second anniversaries of the Effective Date, the Company shall grant the Executive an award of a number of shares of Stock (the "Restricted Stock") having a market value equal to $200,000 based on the average of the closing prices per share of Stock on the New York Stock Exchange for the five business days preceding and including the corresponding grant date, substantially in accordance with the terms set forth in Exhibit C to this Agreement, except that vesting will occur on the third anniversary of each grant date.

            () Initial Stock Option Award. On the Effective Date, the Company shall grant the Executive a 7-year non-qualified stock option award, substantially in the form attached to this Agreement as Exhibit D, as modified by the terms of this Agreement, to purchase 1,000,000 shares of Stock,(the "Initial Stock Option") with Transfer Restrictions lapsing on the first three anniversaries of the date of grant (333,333 on June 1, 2000 and 2001 and 333,334 on June 1, 2002). The exercise price of the Initial Stock Option shall be the average of the closing prices of the Stock on the New York Stock Exchange for the five business days preceding and including June 1, 1999.

      . Employee Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company's senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. The Executive shall be entitled to four weeks paid vacation per year of employment.

      .     Perquisites.  During the Term of Employment, the Executive shall be entitled to participate in all of the Company's executive perquisites in accordance with the terms and conditions of such arrangements as are in effect from time to time for the Company's senior-level executives.

      .     Reimbursement of Business and Other Expenses.

            () The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement including, without limitation, legal fees incurred in the negotiation and preparation of this Agreement, and the Company shall promptly reimburse him for such expenses, subject to documentation in accordance with the Company's policy.

            () In connection with establishing a new principal residence in the Boston area, the Company agrees to purchase the Executive's Bronxville house for $1,500,000, and at the closing of the sale, the Executive shall deliver to the Company a customary deed, together with related documents, conveying good and marketable title to the property, free and clear of all material easements and encumbrances. Following the purchase of the house, the Company will use its reasonable best efforts to resell the house at a price subject to the prior approval of the Executive, which approval shall not be unreasonably withheld. Upon the sale of the house by the Company, either (a) the Company will pay the Executive the excess, if any, of the gross sales price over $1,500,000, or (b) the Executive will pay the Company the excess, if any, of $1,500,000 over the gross sales price. The Company agrees to pay all closing costs, including brokerage fees, incurred in connection with the purchase and subsequent sale of the house. In addition, the Executive shall be entitled to reimbursement of his relocation expenses including all reasonable out-of-pocket expenses of moving his family and personal belongings to a new home in the Boston area. For a period of up to six months, he shall also be entitled to reimbursement for temporary living expenses in the Boston area while locating a permanent residence. To the extent that certain relocation expenses are considered taxable income to the Executive, the Company will relieve the Executive of the additional tax burden (federal, FICA, and state income taxes) from such costs as well as the tax impact of the tax reimbursement itself.

      .     Termination of Employment.

            ()    Termination Due to Death.  In the event that the
Executive's employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to the following benefits:

                        ()    Base Salary through the end of the month in
which death occurs;

                        ()    a pro-rata annual incentive award for the year
in which the Executive's death occurs, based on the reference bonus for such year, but in no event less than the Minimum Guaranteed Bonus for the year of death, payable when annual incentive awards are normally paid to other senior executives;

                        ()    Transfer Restrictions shall lapse on all
Initial Stock Options, including previously exercised Initial Stock Options; all outstanding Initial Stock Options shall remain exercisable until the later of June 1, 2002 or two years from the date of death (but in no event beyond the option expiration date of June 1, 2006); and

                        ()    the restrictions on the Restricted Stock
granted pursuant to Section 6 shall lapse.

            ()    Termination Due to Disability.  In the event that the
Executive's employment is terminated by either party due to his Disability, he shall be entitled to the following benefits:

                        ()    disability benefits in accordance with the
long-term disability ("LTD") program then in effect for senior executives of the Company;

                        ()    Base Salary through the end of the LTD
elimination period;

                        ()    a pro-rata annual incentive award for the year
in which the Executive's termination occurs, based on the reference bonus for such year, but in no event less than the Minimum Guaranteed Bonus for the year of termination, payable when annual incentive awards are normally paid to other senior executives;

                        ()    Transfer Restrictions shall lapse on all
Initial Stock Options, including previously exercised Initial Stock Options; all outstanding Initial Stock Options shall remain exercisable until the later of June 1, 2002 or two years from the employment termination date (but in no event beyond the option expiration date of June 1, 2006); and

                        ()    the restrictions on the Restricted Stock
granted pursuant to Section 6 shall lapse.

                        ()    the Executive shall be entitled to continued
participation at Company expense in all medical and dental insurance coverage in which he was participating on the date of his termination until the earlier of
(x) 18 months following the date of termination and (y) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer.

            In no event shall a termination of the Executive's employment for Disability occur until the Party terminating his employment gives written notice to the other Party in accordance with Section 24 below.

            ()    Termination by the Company for Cause.  In the event the
Company terminates the Executive's employment for Cause:
                        ()    he shall be entitled to Base Salary through the
date of the termination;

                        ()    no further lapsing of Transfer Restrictions
shall occur; Executive shall have 90 days to exercise all outstanding Initial Stock Options as to which Transfer Restrictions have previously lapsed; and

                        ()    all Restricted Stock granted under Section 6 as
to which restrictions have not lapsed shall be forfeited.
            () Termination without Cause or Constructive Termination without Cause. In the event the Executive's employment is terminated by the Company without Cause, other than due to Disability, death or the failure of the Company to extend this Agreement in accordance with Section 2 hereof, or in the event there is a Constructive Termination without Cause, the Executive shall be entitled to the following benefits:

                        ()    Base Salary through the date of termination;

                        ()    Base Salary, at the annualized rate in effect
on the  date  of  termination,  for the  greater  of (x) 12  months  and (y) the
remaining   Term  of  Employment   following  such   termination   (the  "Salary
Continuation Period");

                        ()    a pro-rata annual incentive award for the year
in which termination occurs, based on his reference bonus for such year, but in no event less than the Minimum Guaranteed Bonus for the year of termination, payable when annual incentive awards are normally paid to other senior executives;

                        ()    an annual incentive award for the Salary
Continuation Period, based on his reference bonus for the year in which termination occurs and payable on a pro-rata basis in equal installments over the Salary Continuation Period;

                        ()    Transfer Restrictions shall lapse on all
Initial Stock Options, including previously exercised Initial Stock Options; the Initial Stock Options shall continue to be exercisable until the later of June 1, 2002 or two years from the employment termination date (but in no event beyond the option expiration date of June 1, 2006);

                        ()    the restrictions on the Restricted Stock
granted pursuant to Section 6 shall lapse; and

                        ()    the Executive shall be entitled to continued
participation at Company expense in all medical and dental insurance coverage in which he was participating on the date of his termination until the earlier of
(x) 18 months following the date of termination and (y) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer.

            () Voluntary Termination. A termination of employment by the Executive on his own initiative, other than a termination due to death or Disability or a Constructive Termination without Cause, shall have the same consequences as provided in Section 10(c) for a termination for Cause. A voluntary termination under this Section 10(e) shall be effective upon 30 days prior written notice to the Company.

            ()    Other Termination Benefits.  In the case of any of the
foregoing terminations, the Executive or his estate shall also be entitled to:

                        ()    the balance of any incentive awards due but not
yet paid, including awards due for performance periods which have been completed, but which have not yet been paid;

                        ()    any expense reimbursements due the Executive;

                        ()    payment of all amounts when due as a result of
the termination;

                        ()    payment of any amounts due under Section 15(c);
and

                        ()    other benefits, if any, in accordance with
applicable plans and programs of the Company.

            () Termination Following a Change in Control. Notwithstanding anything to the contrary in this Agreement or in the Executive Retention Agreement between the Executive and the Company, the form of which is attached hereto as Exhibit A, in the event the Executive's employment with the Company is terminated within 18 months following a Change in Control, the Executive shall be entitled to benefits equal to the greater of (a) the benefits due and payable to him under Section 4 of the Executive Retention Agreement as a result of such termination, or (b) the benefits due and payable to him under Section 10 of this Employment Agreement as a result of such termination. In furtherance thereof, it is the Parties' understanding that in the event of a termination under such circumstances, the Executive shall only be entitled to receive benefits payable under one or the other of the foregoing agreements (but not both) determined on a benefit by benefit basis by the Executive and that the term "Other Benefits" as defined in the Executive Retention Agreement shall not include benefits payable under this Employment Agreement.

            ()    Nature of Payments.  Any amounts due under this Section 10 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

            () No Mitigation; No Offset. The Executive shall not be required to mitigate the amount of any payment or benefit provided in this Section 10 by seeking other employment otherwise. Further, except as provided in Sections 10(b)(vi) and 10(d)(vii), the amount of any payment or benefits provided for in this Section 10 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer or be offset by any amount claimed to be owed by the Executive to the Company.

      .     Confidentiality.

            () During the Term of Employment and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the Term of Employment, including but not limited to records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information.

            () Upon the termination of the Executive's employment, the Executive (or in the event of his death, the Executive's personal representative) shall promptly surrender to the Company the original and all copies of any materials containing confidential information of the Company which are then in the Executive's possession or control, provided, however, the Executive shall not be required to surrender his rolodexes, personal diaries and other items of a personal nature.

      .     Noncompetition; Nonsolicitation.

            () The Executive acknowledges (i) that in the course of his employment with the Company he will become familiar with trade secrets and customer lists of, and other confidential information concerning, the Company and its Affiliates, customers, and clients and (ii) that his services will be of special, unique and extraordinary value to the Company.

            () The Executive agrees that during the Term of Employment and for a period of one year following his termination of employment (the "Noncompetition Period") he shall not in any manner, directly or indirectly, through any person, firm, corporation or enterprise, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or advisor or consultant to any person, firm, corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any Competitive Activity. A Competitive Activity shall mean a business that (i)is being conducted by the Company or any Affiliate at the time in question and (ii) was being conducted, or was under active consideration to be conducted, by the Company or any Affiliate, at the date of the termination of the Executive's employment, provided that Competitive Activity shall not include a business of the Company contributing less than 5% of the Company's revenues for the year in question and provided further that an activity shall not be deemed to be a Competitive Activity if the activity contributes less than 5% of the revenues for the year in question of the business by which the Executive is employed or with which he is otherwise associated.

            () The Executive further agrees that during the Noncompetition Period he shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of or advisor or consultant to the Company or any of its Affiliates to terminate or abandon his or her or its employment or relationship with the Company or any of its Affiliates for any purpose whatsoever, or (ii) in connection with any business to which Section 12(b) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its Affiliates; provided, however, that the restriction contained in clause (i) of this Section 12(c) shall not apply to, or interfere with, the proper performance by the Executive of his duties and responsibilities under Section 3 of this Agreement.

            () Nothing in this Section 12 shall prohibit the Executive from being a passive owner of not more than one percent of the outstanding common stock, capital stock and equity of any firm, corporation or enterprise so long as the Executive has no active participation in the management of business of such firm, corporation or enterprise.

            () If the restrictions stated herein are found by a court to be unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

      . Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, by binding arbitration, to be held in Boston, Massachusetts, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the mediation, arbitration or litigation including, without limitation, reasonable attorneys' fees of both parties, shall be borne by the Company. Pending the resolution of the dispute, the Company shall continue payment of all amounts due and provisions of all benefits to which Executive is entitled, which amounts shall be subject to repayment to the Company if the Company prevails.

      . Remedies. The Parties acknowledge that in the event of a breach or threatened breach of Section 11 or 12 the Company shall not have an adequate remedy at law. Accordingly, in the event of any breach or threatened breach of
Section 11 or 12, the Company shall be entitled to seek such equitable and injunctive relief as may be available to restrain the Executive and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Section 11 or 12.

      .     Indemnification.

            () The Executive shall continue to be indemnified under the Indemnification Agreement signed as of September 25, 1997, a copy of which is attached as Exhibit E.

            () The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other senior executives.

            () The Company acknowledges the possibility that the Executive may lose significant benefits at his current employer because of his entering into this Agreement. In the event his current employer refuses to pay any such benefit, the Executive agrees to use his best efforts to obtain the benefit, including possible arbitration proceedings, if necessary. The Company will fully indemnify the Executive for all his expenses, including legal fees, incurred in attempting to obtain such benefits. If the Executive is not able to obtain the benefit before June 1, 2000, the Company will indemnify the Executive by paying an amount equal to the value of the benefit forfeited, but in no event more than $1.5 million.

      . Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. Rights or obligations of the Company under this Agreement may be assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

      . Representations. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents that he knows of no agreement between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

      .     Entire Agreement.  This Agreement contains the entire
understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

      . Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

      . Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

      .     Survivorship.  Except as otherwise expressly set forth in this
Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment. This Agreement itself (as distinguished from the Executive's employment) may not be terminated by either Party without the written consent of the other Party.

      .     References.  In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

      .     Governing Law/Jurisdiction.  This Agreement shall be governed in accordance with the laws of Massachusetts without reference to principles of conflict of laws.

      . Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:           Thermo Electron Corporation
                             81 Wyman Street
                             Waltham, MA 02254

                             Attention:   Vice President and
                                          General Counsel

                             Copy:  Chairman, Human Resources Committee
                                    of the Board of Directors

If to the Executive:         Richard F. Syron
                             c/o Thermo Electron Corporation
                             81 Wyman Street
                             Waltham, MA 02254


      .     Headings.  The headings of the sections contained in this
Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

      .     Counterparts.  This Agreement may be executed in two or more counterparts.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                    THERMO ELECTRON CORPORATION



                                    By: /s/George N. Hatsopoulos
                                    ----------------------------

                                       George N. Hatsopoulos
                                       Chairman



                                       /s/Richard F. Syron
                                       -------------------
                                       Richard F. Syron